Law Offices
                      Drinker Biddle & Reath, LLP
                   Philadelphia National Bank Building
                         1345 Chestnut Street
                      Philadelphia, PA 19107-3496
                       Telephone: (215) 988-2700
                            Telex: 834684
                         Fax: (215) 988-2757


                             June 9, 1998

VIA EDGAR TRANSMISSION

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

Re:   Pacific Horizon Funds, Inc.
      Registration Nos. 2-81110 and 811-4293

Ladies and Gentlemen:

In connection with the solicitation of shareholder approval of certain matters in connection with the Annual Meeting of Shareholders to be held on June 19, 1998, on behalf of Pacific Horizon Funds, Inc. (the "Company") and pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), enclosed herewith for filing is a letter sent to shareholders of the Company regarding the proxy.

Questions and comments concerning the enclosed materials may be directed to the undersigned at (215) 988-1152.

Very truly yours,

/s/ Kenneth L. Greenberg, Esq.





June 9, 1998


Dear Shareholder:

By now you should have received a package from Pacific Horizon Funds, Inc., regarding the upcoming Annual Meeting of Shareholders, which included a request for your vote on a number of proposals. Although the meeting date is scheduled for June 19th, it may be necessary to adjourn the meeting and hold it at a later date. I am writing to remind you that your vote is important. Below you will find a recap of each proposal.

As a bit of background, the first Pacific Horizon Funds prospectus was first written in 1983. Since that time, new types of investment securities have been introduced into the financial markets and most recently, there has been a move by the Securities and Exchange Commission (the "SEC") to simplify the language contained in fund prospectuses. Like some mutual fund companies, we're asking shareholders to approve proposals that will allow us to update our prospectus to reflect these changes. Bank of America believes that there will be no significant change made in the way it manages the Funds.

Proposal 1: The intent is to restructure the Board of Directors in order to have essentially the same directors across all the registered investment companies advised by Bank of America and its affiliates. This would centralize board decision-making.

Proposal 2: The merger of BankAmerica with NationsBank, scheduled to be completed in the fourth quarter of this year, represents a change in ownership of the advisor's parent corporation and may result in a termination of the existing Investment Advisory Agreement. To avoid the costs of issuing a second proxy after the merger is completed, you are being asked at this time to approve a new agreement.

Proposal 3: The change in ownership discussed under proposal 2 above may also terminate the sub-advisory agreement for the Pacific Horizon
International Equity Fund. Again, to avoid issuing a second proxy following the merger, you are being asked at this time to approve a new sub-advisory agreement between Bank of America and Wellington Management Company, LLP.

Proposal 4: Amends the charter to define a quorum as "the presence in person or by proxy of shareholders of 30% of all votes entitled to be cast". Pacific Horizon Fund's current quorum requirement is 50%. The state law under which Pacific Horizon Funds is organized allows a lower quorum threshold to be established. The proposal recognizes the difficulty of getting shareholders to complete and return proxies, which could impact the abilities of the Board to conduct the Fund's business.

Proposal 5: Certain investment policies and limitations are matters of "fundamental policy" and may not be changed without the approval of shareholders. We are rewording certain of the Fund's fundamental limitations to create a uniform set of fundamental limitations.

Proposals 6 and 7: Seek to change certain "fundamental" policies and investment objectives to "non-fundamental" policies and objectives so that any modification, including those caused by changes to regulations, don't have to be ratified by shareholders through a vote. SEC regulations do not require these policies to be "fundamental". Again, these changes will not significantly effect the way Bank of America manages the Funds.

Proposal 8: The industry concentration limitation in the Prime money market fund will allow us to invest more than 25% (the current limit) in the Banking and Finance industry sector. The reason for this change is that in today's market this sector issues as much as 90% of all paper eligible for purchase by the Prime money market fund. The Fund's adviser believes raising this sector's concentration limit will potentially allow them to lower the Fund's issuer concentrations in other sectors and our default risk.

Proposal 9: We are simply asking you to ratify Price Waterhouse as the Funds' accountant.

Thank you in advance for your attention to this matter.


If you do not plan to attend the Special Meeting of Shareholders in person, we urge you to use one of the following methods by which your vote can be submitted in order that the meeting can be held and a maximum number of shares voted. You can fill in, sign and promptly return the proxy-voting card by mail or fax or you can phone in your vote. To vote by fax, sign the proxy card and fax both sides to (212) 269-2796. To vote by phone, simply call 800-848-3374. If less than a majority of the shares eligible to vote are represented, the annual meeting of shareholders will have to be adjourned without conducting any business. In that event, the Company will have to continue to solicit votes at an additional expense to the Funds in an attempt to achieve a quorum.


Dr. Cornelius Pings
Chairman of the Board